LIBERTY UTILITIES FUND                                 PROSPECTUS, APRIL 1, 2002
--------------------------------------------------------------------------------


CLASS Z SHARES

Advised by Colonial Management Associates, Inc.

Only eligible investors may purchase Class Z shares. See "Your Account - Eligible Investors" for more information.

Although these securities have been registered with the Securities and Exchange Commission, the Commission has not approved or disapproved any shares offered in this prospectus or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS


THE FUND                                                                       2
--------------------------------------------------------------------------------

Investment Goals...........................................................    2
Principal Investment Strategies............................................    2
Principal Investment Risks.................................................    2
Performance History........................................................    4
Your Expenses..............................................................    6


YOUR ACCOUNT                                                                   7
--------------------------------------------------------------------------------

How to Buy Shares..........................................................    7
Eligible Investors.........................................................    8
Sales Charges..............................................................    9
How to Exchange Shares.....................................................    9
How to Sell Shares.........................................................    9
Fund Policy on Trading of Fund Shares......................................   11
Other Information About Your Account.......................................   11

MANAGING THE FUND                                                             14
--------------------------------------------------------------------------------

Investment Advisor.........................................................   14
Portfolio Managers.........................................................   14

FINANCIAL HIGHLIGHTS                                                          15
--------------------------------------------------------------------------------

APPENDIX A                                                                    17
--------------------------------------------------------------------------------


----------------------------
Not FDIC   May Lose Value
           -----------------
Insured    No Bank Guarantee
-----------------------------

THE FUND
-------------------------------------------------------------------------------

UTILITY COMPANY SECURITIES. Utility company securities in which the Fund may invest include securities of companies engaged in the manufacture, production, generation, transmission, sale or distribution of electricity, natural gas or other types of energy, water or other sanitary services. They also include securities of companies engaged in telecommunications, such as telephone, satellite, microwave and other communications media. The Fund may invest in securities of companies engaged in the manufacture and production of equipment utilized in the energy and telecommunications industries.

UNDERSTANDING VALUE INVESTING. In managing the Fund, the advisor uses a value investing strategy that focuses on buying stocks cheaply when they are undervalued or "out of favor." The advisor buys stocks that have attractive current prices, consistent operating performance and/or favorable future growth prospects. The advisor's strategy uses fact-based, quantitative analysis supported by fundamental business and financial analyses.

INVESTMENT GOALS
--------------------------------------------------------------------------------

The Fund seeks current income and long-term growth.

PRINCIPAL INVESTMENT STRATEGIES
--------------------------------------------------------------------------------


Under normal market conditions, the Fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in securities of utilities companies. Up to 20% of the Fund's net assets (plus any borrowings for investment purposes) may be invested in equity securities of non-utilities related companies. The Fund may invest up to 20% of its assets in securities of foreign utilities companies.


At times, the Fund's investment advisor may determine that adverse market conditions make it desirable to suspend temporarily the Fund's normal investment activities. During such times, the Fund may, but is not required to, invest in cash or high-quality, short-term debt securities, without limit. Taking a temporary defensive position may prevent the Fund from achieving its investment goals.

The Fund compares its performance to other similarly managed mutual funds as determined by Morningstar, Inc. ("Morningstar"). The Fund is in Morningstar's "Specialty Utilities" category. The advisor generally manages the Fund in accordance with the Morningstar guidelines for a "Specialty Utilities" fund. The Specialty Utilities category contains those funds that seek capital appreciation by investing primarily in equity securities of public utilities including electric, gas, and telephone service providers. This group includes funds that invest primarily in global communications.

In seeking to achieve its investment goals, the Fund may invest in various types of securities and engage in various investment techniques which are not the principal focus of the Fund and, therefore, are not described in this prospectus. These types of securities and investment practices are identified and discussed in the Fund's Statement of Additional Information, which you may obtain free of charge (see back cover). Approval by the Fund's shareholders is not required to modify or change the Fund's investment goals or investment strategies.

PRINCIPAL INVESTMENT RISKS
-------------------------------------------------------------------------------

The principal risks of investing in the Fund are described below. There are many circumstances (including additional risks that are not described here) which could prevent the Fund from achieving its investment goals. You may lose money by investing in the Fund.


Management risk means that the advisor's stock and bond selections and other investment decisions might produce losses or cause the Fund to underperform when compared to other funds with similar investment goals. Market risk means that security prices in a market, sector or industry may fall, reducing the value of your investment. Because of management and market risk, there is no guarantee that the Fund will achieve its investment goals or perform favorably compared with comparable funds.

THE FUND


Since it purchases equity securities, the Fund is subject to equity risk. This is the risk that stock prices will fall over short or extended periods of time. Although the stock market has historically outperformed other asset classes over the long term, the equity market tends to move in cycles. Individual stock prices may fluctuate drastically from day-to-day and may underperform other asset classes over an extended period of time. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in response. These price movements may result from factors affecting individual companies, industries or the securities market as a whole.



Value stocks are stocks of companies that may have experienced adverse business or industry developments or may be subject to special risks that have caused the stocks to be out of favor and, in the advisor's opinion, undervalued. If the advisor's assessment of a company's prospects is wrong, the price of its stock may fall, or may not approach the value the advisor has placed on it.



Utility company securities are subject to special risks. These securities are generally strongly affected by changes in interest rates, as well as by general competitive and market forces in the utilities industries. As interest rates increase, the value of securities of utility companies tends to decrease, and vice versa. In addition, utility companies may be affected by changes in government regulation. In particular, the value of utility company securities may be adversely affected by increased competition resulting from deregulation.



Foreign securities are subject to special risks. Foreign stock markets can be extremely volatile. Fluctuations in currency exchange rates may impact the value of foreign securities without a change in the intrinsic value of those securities. The liquidity of foreign securities may be more limited than domestic securities, which means that the Fund may, at times, be unable to sell foreign securities at desirable prices. Brokerage commissions, custodial fees and other fees are generally higher for foreign investments. In addition, foreign governments may impose withholding taxes which would reduce the amount of income and capital gains available to distribute to shareholders. Other risks include the following: possible delays in the settlement of transactions or in the notification of income; less publicly available information about companies; the impact of political, social or diplomatic events; possible seizure, expropriation or nationalization of the company or its assets; and possible imposition of currency exchange controls.


An investment in the Fund is not a deposit in a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Due to its investment strategy, the Fund may buy and sell securities frequently. This may result in higher transaction costs and additional capital gains tax liability.

THE FUND

PERFORMANCE HISTORY
--------------------------------------------------------------------------------


The bar chart below shows changes in the Fund's performance from year to year by illustrating the Fund's calendar year total returns for its Class Z shares. The performance table following the bar chart shows how the Fund's average annual returns for Class Z shares compare with those of a broad measure of market performance for 1 year, 5 years and 10 years. The chart and table are intended to illustrate some of the risks of investing in the Fund by showing the changes in the Fund's performance. All returns include the reinvestment of dividends and distributions. Performance results include the effect of expense reduction arrangements, if any. If these arrangements had not been in place, then the performance results would have been lower. Any expense reduction arrangements may be discontinued at any time. As with all mutual funds, past performance (before and after taxes) does not predict the Fund's future performance. Returns and value of an investment will vary, resulting in a gain or a loss on sale.


CALENDAR YEAR TOTAL RETURNS (CLASS Z)(1)(2)
--------------------------------------------------------------------------------

YEAR
1992         20.95%
1993          9.30%
1994        -10.32%
1995         34.75%
1996          6.02%
1997         28.26%
1998         22.22%
1999         13.54%
2000         18.76%
2001         -8.51%


For period shown in bar chart:          Best quarter: 4th  quarter 1997, +14.62%
                                         Worst quarter: 1st quarter 1994, -8.71%

THE FUND

UNDERSTANDING PERFORMANCE

CALENDAR YEAR TOTAL RETURNS show the Fund's Class Z share performance for each of the last ten complete calendar years. They include the effects of Fund expenses.

AVERAGE ANNUAL TOTAL RETURNS are a measure of the Fund's performance over the past one-year, five-year and ten-year periods. They include the effects of Fund expenses.(1)


The Fund's returns are compared to the Dow Jones Utility Average (Dow Utility Average), an unmanaged index that tracks the performance of utility stocks, and the Standard & Poor's 500 Index (S&P Index), an unmanaged index that tracks the performance of 500 widely held, large capitalization U.S. stocks. Unlike the Fund, indices are not investments, do not incur fees, expenses or taxes and are not professionally managed. It is not possible to invest directly in indices.



After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and may not be relevant to investors who hold Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.


AVERAGE ANNUAL TOTAL RETURNS -- FOR PERIODS ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------


                                    1 YEAR           5 YEARS         10 YEARS(2)
Class Z(1) (%)
    Return Before Taxes             -8.51            14.10             12.60
    Return After Taxes on
       Distributions                -11.55           11.07             10.05
    Return After Taxes on
       Distributions and Sale
       of Fund Shares               -3.36            11.08              9.76
--------------------------------------------------------------------------------
Dow Utility Average (%)             -26.27            8.84              7.83
--------------------------------------------------------------------------------
S&P Index (%)                       -11.88           10.70             12.93



(1) Class Z is a newer class of shares. Its performance information includes returns of the Fund's Class A shares (the oldest existing fund class) for periods prior to its inception. These returns have not been restated to reflect any differences in expenses (such as Rule 12b-1 fees) between Class A shares and the newer class of shares. The Class A share returns have been adjusted to take into account the fact that Class Z shares are sold without sales charges. If differences in expenses had been reflected, the returns shown for periods prior to the inception of the newer class of shares would have been higher, since Class Z shares are not subject to service fees. Class A shares were initially offered on August 3, 1981, and Class Z shares were initially offered on January 29, 1999.


(2) The Fund changed to its current investment objective effective March 4, 1992.

THE FUND

UNDERSTANDING EXPENSES

ANNUAL FUND OPERATING EXPENSES are deducted from the Fund. They include management fees and administrative costs including pricing and custody services.

EXAMPLE EXPENSES help you compare the cost of investing in the Fund to the cost of investing in other mutual funds. It uses the following hypothetical conditions:

- -     $10,000 initial investment

- -     5% total return for each year

- -     Fund operating expenses remain the same

- -     Assumes reinvestment of all dividends and distributions

YOUR EXPENSES
--------------------------------------------------------------------------------

Expenses are one of several factors to consider before you invest in a mutual fund. The tables below describe the fees and expenses you may pay when you buy, hold and sell shares of the Fund.

SHAREHOLDER FEES(3) (PAID DIRECTLY FROM YOUR INVESTMENT)
--------------------------------------------------------------------------------


Maximum sales charge (load) on purchases (%)
(as a percentage of the offering price)                                    0.00
-------------------------------------------------------------------------------
Maximum deferred sales charge (load) on
redemptions (%) (as a percentage of the
lesser of purchase price or redemption price)                              0.00
--------------------------------------------------------------------------------
Redemption fee (%) (as a percentage of
amount redeemed, if applicable)                                             (4)


ANNUAL FUND OPERATING EXPENSES (DEDUCTED DIRECTLY FROM FUND ASSETS)
--------------------------------------------------------------------------------


Management fee (%)                                                         0.65
--------------------------------------------------------------------------------
Distribution and service (12b-1) fees (%)                                  0.00
--------------------------------------------------------------------------------
Other expenses (%)                                                         0.29
--------------------------------------------------------------------------------
Total annual fund operating expenses (%)                                   0.94


EXAMPLE EXPENSES (YOUR ACTUAL COSTS MAY BE HIGHER OR LOWER)
--------------------------------------------------------------------------------


       1 YEAR                3 YEARS               5 YEARS            10 YEARS
         $96                  $300                  $520               $1,155


(3) A $10 annual fee is deducted from accounts of less than $1,000 and paid to the transfer agent.

(4)   There is a $7.50 charge for wiring sale proceeds to your bank.

YOUR ACCOUNT
--------------------------------------------------------------------------------

HOW TO BUY SHARES
--------------------------------------------------------------------------------

Your financial advisor can help you establish an appropriate investment portfolio, buy shares and monitor your investments. When the Fund receives your purchase request in "good form," your shares will be bought at the next calculated price. "Good form" means that you placed your order with your brokerage firm or your payment has been received and your application is complete, including all necessary signatures.

OUTLINED BELOW ARE THE VARIOUS OPTIONS FOR BUYING SHARES:
--------------------------------------------------------------------------------

METHOD                        INSTRUCTIONS


Through your                  Your financial advisor can help you establish your
financial advisor             account and buy Fund shares on your behalf. To
                              receive the current trading day's price, your financial advisor firm must receive your request prior to the close of regular trading on the New
                              York Stock Exchange (NYSE), usually 4:00 p.m.
                              Eastern time. Your financial advisor may charge you fees for executing the purchase for you.

--------------------------------------------------------------------------------

By check                      For new accounts send a completed application and
(new account)                 check made payable to the Fund to the transfer
                              agent, Liberty Funds Services, Inc., P.O. Box
                              1722, Boston, MA 02105-1722.

--------------------------------------------------------------------------------

By check                      For existing accounts fill out and return the
(existing account)            additional investment stub included in your
                              quarterly statement, or send a letter of instruction including your Fund name and account number with a check made payable to the Fund to Liberty Funds Services, Inc., P.O. Box 1722,
                              Boston, MA 02105-1722.

--------------------------------------------------------------------------------

By exchange                   You or your financial advisor may acquire shares
                              for your account by exchanging shares you own in another fund for shares of the same class or Class
                              A of the Fund at no additional cost. There may be an additional charge if exchanging from a money market fund. To exchange by telephone, call
                              1-800-422-3737.

--------------------------------------------------------------------------------

By wire You may purchase shares by wiring money from your bank account to your Fund account. To wire funds to your Fund account, call 1-800-422-3737 to obtain a control number and the wiring instructions.

--------------------------------------------------------------------------------

By electronic funds           You may purchase shares by electronically
transfer                      transferring money from your bank account to your
                              Fund account by calling 1-800-422-3737. An electronic funds transfer may take up to two business days to settle and be considered in "good form." You must set up this feature prior to your telephone request. Be sure to complete the appropriate section of the application.

--------------------------------------------------------------------------------

Automatic                     You can make monthly or quarterly investments
investment plan               automatically from your bank account to your Fund
                              account. You can select a pre-authorized amount to be sent via electronic funds transfer. Be sure to complete the appropriate section of the application for this feature.

--------------------------------------------------------------------------------

Automated dollar              You can purchase shares for your account by
cost averaging                exchanging $100 or more each month from another
                              fund for shares of the same class of the Fund at no additional cost. You must have a current balance of at least $5,000 in the fund the money is coming from. The designated amount will be exchanged on the third Tuesday of each month.
                              Exchanges will continue so long as your fund balance is sufficient to complete the transfers.
                              You may terminate your program or change the amount of the exchange (subject to the $100 minimum) by calling 1-800-422-3737. Be sure to complete the appropriate section of the account application for this feature.

--------------------------------------------------------------------------------

By dividend                   You may automatically invest dividends distributed
diversification               by another fund into the same class of shares of
                              the Fund at no additional sales charge. To invest your dividends in another fund, call
                              1-800-345-6611.

YOUR ACCOUNT

ELIGIBLE INVESTORS
--------------------------------------------------------------------------------

Only Eligible Investors may purchase Class Z shares of the Fund, directly or by exchange. Eligible Investors are subject to different minimum investment requirements. Eligible Investors and their applicable investment minimums are as follows:

$1,000 minimum initial investment

- - any shareholder (or family member of such shareholder) who owned shares of any of the funds of Liberty Acorn Trust on September 29, 2000 (when all of the then outstanding shares of Liberty Acorn Trust were re-designated Class Z shares) and who has since then continued to own shares of any funds distributed by Liberty Funds Distributor, Inc., the Fund's distributor;

- - any trustee of Liberty Acorn Trust, any employee of Liberty Wanger Asset Management, L.P., or a member of the family of such trustee or employee; and

- - any person or entity listed in the account registration for any account (such as joint owners, trustees, custodians, and designated beneficiaries) that held shares of any of the funds of Liberty Acorn Trust on September 29, 2000 and that has since then continued to hold shares of any fund distributed by Liberty Funds Distributor, Inc.

$100,000 minimum initial investment

- - clients of broker-dealers or registered investment advisors that both recommend the purchase of Fund shares and charge such clients an asset-based fee;

- - any insurance company, trust company or bank purchasing shares for its own account;

- -   any endowment, investment company or foundation; and

- - clients of investment advisory affiliates of the distributor provided that the clients meet certain criteria established by the distributor and its affiliates.

No minimum initial investment

- - a retirement plan (or the custodian for such plan) with aggregate plan assets of at least $5 million at the time of purchase and which purchases shares directly from the distributor or through a third party broker-dealer; and

- - any person investing all or part of the proceeds of a distribution, roll over or transfer of assets into a Liberty Individual Retirement Account, from any deferred compensation plan which was a shareholder of any of the funds of Liberty Acorn Trust on September 29, 2000, in which the investor was a participant and through which the investor invested in one or more of the funds of Liberty Acorn Trust immediately prior to the distribution, transfer or roll over.

YOUR ACCOUNT

CHOOSING A SHARE CLASS

The Fund offers one class of shares in this prospectus -- CLASS Z.

The Fund also offers three additional classes of shares -- Class A, B and C shares are available through a separate prospectus. Each share class has its own sales charge and expense structure. Determining which share class is best for you depends on the dollar amount you are investing and the number of years for which you are willing to invest. Based on your personal situation, your investment advisor can help you decide which class of shares makes the most sense for you. In general, anyone who is eligible to purchase Class Z shares, which do not incur Rule 12b-1 fees or sales charges, should do so in preference over other classes.


The Fund reserves the right to change the criteria for Eligible Investors and these investment minimums. No minimum investment applies to accounts participating in the automatic investment plan. The Fund also reserves the right to refuse a purchase order for any reason, including if it believes that doing so would be in the best interest of the Fund and its shareholders.


SALES CHARGES
--------------------------------------------------------------------------------


Your purchases of Class Z shares are at net asset value, which is the value of a Fund share excluding any sales charge. Class Z shares are not subject to an initial sales charge when purchased or a contingent deferred sales charge when sold.


HOW TO EXCHANGE SHARES
--------------------------------------------------------------------------------


You may exchange your shares for Class Z or Class A shares of another fund distributed by Liberty Funds Distributor, Inc. at net asset value. Unless your account is part of a tax-deferred retirement plan, an exchange is a taxable event, and you may realize a gain or a loss for tax purposes. The Fund may terminate your exchange privilege if the advisor determines that your exchange activity is likely to adversely impact its ability to manage the Fund. To exchange by telephone, call 1-800-422-3737.


HOW TO SELL SHARES
--------------------------------------------------------------------------------


Your financial advisor can help you determine if and when you should sell your shares. You may sell shares of the Fund on any regular business day that the NYSE is open.



When the Fund receives your sales request in "good form," shares will be sold at the next calculated price. "Good form" means that money used to purchase your shares is fully collected. When selling shares by letter of instruction, "good form" also means (i) your letter has complete instructions, the proper signatures and signature guarantees, and (ii) any other required documents are attached. For additional documents required for sales by corporations, agents, fiduciaries and surviving joint owners, please call 1-800-345-6611. Retirement plan accounts have special requirements; please call 1-800-799-7526 for more information.


The Fund will generally send proceeds from the sale to you within seven days (usually on the next business day after your request is received in "good form"). However, if you purchased your shares by check, the Fund may delay sending the proceeds from the sale of your shares for up to 15 days after your purchase to protect against checks that are returned. No interest will be paid on uncashed redemption checks. Redemption proceeds may be paid in securities, rather than in cash, under certain circumstances. For more information see the paragraph "Non-Cash Redemptions" under the section "How to Sell Shares" in the Statement of Additional Information.

YOUR ACCOUNT

OUTLINED BELOW ARE THE VARIOUS OPTIONS FOR SELLING SHARES:
--------------------------------------------------------------------------------

METHOD                        INSTRUCTIONS


Through your                  You may call your financial advisor to place your
financial advisor             sell order. To receive the current trading day's
                              price, your financial advisor firm must receive your request prior to the close of regular trading on the NYSE, usually 4:00 p.m. Eastern time. Your financial advisor may charge you fees for executing a redemption for you.

--------------------------------------------------------------------------------
By exchange                   You or your financial advisor may sell shares by
                              exchanging from the Fund into Class Z shares or
                              Class A shares of another fund at no additional
                              cost. To exchange by telephone, call
                              1-800-422-3737.
--------------------------------------------------------------------------------
By telephone                  You or your financial advisor may sell shares by
                              telephone and request that a check be sent to your
                              address of record by calling 1-800-422-3737,
                              unless you have notified the Fund of an address
                              change within the previous 30 days. The dollar
                              limit for telephone sales is $100,000 in a 30-day
                              period. You do not need to set up this feature in
                              advance of your call. Certain restrictions apply
                              to retirement accounts. For details, call
                              1-800-345-6611.
--------------------------------------------------------------------------------
By mail                       You may send a signed letter of instruction to the
                              address below. In your letter of instruction, note the Fund's name, share class, account number, and the dollar value or number of shares you wish to sell. All account owners must sign the letter, and signatures must be guaranteed by either a bank, a member firm of a national stock exchange or another eligible guarantor institution. Additional documentation is required for sales by corporations, agents, fiduciaries, surviving joint owners and individual retirement account owners.
                              For details, call 1-800-345-6611.

                              Mail your letter of instruction to Liberty Funds
                              Services, Inc., P.O. Box 1722, Boston, MA
                              02105-1722.
--------------------------------------------------------------------------------
By wire                       You may sell shares and request that the proceeds
                              be wired to your bank. You must set up this
                              feature prior to your telephone request. Be sure
                              to complete the appropriate section of the account
                              application for this feature.
--------------------------------------------------------------------------------
By systematic                 You may automatically sell a specified dollar
withdrawal plan               amount or percentage of your account on a monthly,
                              quarterly or semi-annual basis and have the
                              proceeds sent to you if your account balance is at
                              least $5,000. All dividend and capital gains
                              distributions must be reinvested. Be sure to
                              complete the appropriate section of the account
                              application for this feature.
--------------------------------------------------------------------------------
By electronic                 You may sell shares and request that the proceeds
funds transfer                be electronically transferred to your bank.
                              Proceeds may take up to two business days to be received by your bank. You must set up this feature prior to your request. Be sure to complete the appropriate section of the account application for this feature.

YOUR ACCOUNT

FUND POLICY ON TRADING OF FUND SHARES
--------------------------------------------------------------------------------


The Fund does not permit short-term or excessive trading in its shares. Excessive purchases, redemptions or exchanges of Fund shares disrupt portfolio management and increase Fund expenses. In order to promote the best interests of the Fund, the Fund reserves the right to reject any purchase order or exchange request, particularly from market timers or investors who, in the advisor's opinion, have a pattern of short-term or excessive trading or whose trading has been or may be disruptive to the Fund. The fund into which you would like to exchange also may reject your request.


OTHER INFORMATION ABOUT YOUR ACCOUNT
--------------------------------------------------------------------------------

HOW THE FUND'S SHARE PRICE IS DETERMINED The price of the Fund's Class Z shares is based on its net asset value. The net asset value is determined at the close of regular trading on the NYSE, usually 4:00 p.m. Eastern time, on each business day that the NYSE is open (typically Monday through Friday).

When you request a transaction, it will be processed at the net asset value next determined after your request is received in "good form" by the distributor. In most cases, in order to receive that day's price, the distributor must receive your order before that day's transactions are processed. If you request a transaction through your financial advisor's firm, the firm must receive your order by the close of trading on the NYSE to receive that day's price.

The Fund determines its net asset value for its Class Z shares by dividing total net assets attributable to Class Z shares by the number of outstanding Class Z shares. In determining the net asset value, the Fund must determine the price of each security in its portfolio at the close of each trading day. Because the Fund holds securities that are traded on foreign exchanges, the value of the Fund's securities may change on days when shareholders will not be able to buy or sell Fund shares. This will affect the Fund's net asset value on the day it is next determined. Securities for which market quotations are available are valued each day at the current market value. However, where market quotations are unavailable, or when the advisor believes that subsequent events have made them unreliable, the Fund may use other data to determine the fair value of the securities.

You can find the daily prices of some share classes for the Fund in most major daily newspapers under the caption "Liberty." You can find daily prices for all share classes by visiting the Fund's web site at www.libertyfunds.com.

ACCOUNT FEES If your account value falls below $1,000 (other than as a result of depreciation in share value) you may be subject to an annual account fee of $10. This fee is deducted from the account in June each year. Approximately 60 days prior to the fee date, the Fund's transfer agent will send you written notification of the upcoming fee. If you add money to your account and bring the value above $1,000 prior to the fee date, the fee will not be deducted.

SHARE CERTIFICATES Share certificates are not available for Class Z shares.

YOUR ACCOUNT

UNDERSTANDING FUND DISTRIBUTIONS


The Fund earns income from the securities it holds. The Fund also may realize capital gains or losses on sales of its securities. The Fund distributes substantially all of its net investment income and capital gains to shareholders. As a shareholder, you are entitled to a portion of the Fund's income and capital gains, generally based on the number of shares you own at the time these distributions are declared.



DIVIDENDS, DISTRIBUTIONS AND TAXES The Fund has the potential to make the following distributions:


TYPES OF DISTRIBUTIONS
--------------------------------------------------------------------------------


Dividends         Represents interest and dividends earned from securities held by the Fund, net of expenses incurred by the Fund.

--------------------------------------------------------------------------------
Capital gains     Represents net long-term capital gains on sales of securities held for more than 12 months and net short-term capital gains, which are gains on sales of securities held for a 12-month period or less.

DISTRIBUTION OPTIONS The Fund distributes dividends quarterly and any capital gains (including short-term capital gains) at least annually. You can choose one of the options listed in the table below for these distributions when you open your account. To change your distribution option call 1-800-345-6611.


If you do not indicate on your application or at the time your account is established your preference for handling distributions, the Fund will automatically reinvest all distributions in additional shares of the Fund.


DISTRIBUTION OPTIONS
--------------------------------------------------------------------------------

Reinvest all distributions in additional shares of your current fund
--------------------------------------------------------------------------------
Reinvest all distributions in shares of another fund
--------------------------------------------------------------------------------
Receive dividends in cash (see options below) and reinvest capital gains
--------------------------------------------------------------------------------
Receive all distributions in cash (with one of the following options):

- -     send the check to your address of record
- -     send the check to a third party address
- -     transfer the money to your bank via electronic funds transfer


Distributions of $10 or less will automatically be reinvested in additional Fund shares. If you elect to receive distributions by check and the check is returned as undeliverable, or if you do not cash a distribution check within six months of the check date, the distribution will be reinvested in additional shares of the Fund. All subsequent distributions will be reinvested.

YOUR ACCOUNT


TAX CONSEQUENCES Unless you are en entity exempt from income taxes, regardless of whether you receive your distributions in cash or reinvest them in additional Fund shares, all Fund distributions are subject to federal income tax. Depending on the state where you live, distributions may also be subject to state and local income taxes.



In general, any distributions of dividends, interest and short-term capital gains are taxable as ordinary income. Distributions of long-term capital gains are generally taxable as such, regardless of how long you have held your Fund shares. You will be provided with information each year regarding the amount of ordinary income and capital gains distributed to you for the previous year and any portion of your distribution which is exempt from state and local taxes. Your investment in the Fund may have additional personal tax implications. Please consult your tax advisor about foreign, federal, state and local or other applicable tax laws.


In addition to the dividends and capital gains distributions made by the Fund, you may realize a capital gain or loss when selling and exchanging shares of the Fund. Such transactions may be subject to federal, state and local income tax.

MANAGING THE FUND
--------------------------------------------------------------------------------

INVESTMENT ADVISOR
--------------------------------------------------------------------------------


Colonial Management Associates, Inc. (Colonial), located at One Financial Center, Boston, Massachusetts 02111, is the Fund's investment advisor. In its duties as investment advisor, Colonial runs the Fund's day-to-day business, including placing all orders for the purchase and sale of the Fund's portfolio securities. Colonial has been an investment advisor since 1931. As of February 28, 2002, Colonial managed over $14.5 billion in assets.



Colonial's investment advisory business is part of a larger organization known as Columbia Management Group, Inc. (Columbia Management). Columbia Management is a wholly owned subsidiary of FleetBoston Financial Corporation that includes several separate legal entities. Colonial and these other legal entities are managed by a single management team. These Columbia Management entities also share personnel, facilities and systems that may be used in providing administrative or operational services to the Fund. Colonial is a registered investment advisor.



For the 2001 fiscal year, aggregate advisory fees paid to Colonial by, the Fund amounted to 0.65% of average daily net assets of the Fund.



Colonial may use the services of AlphaTrade Inc., an affiliated broker-dealer, when buying or selling equity securities for the Fund's portfolio, pursuant to procedures adopted by the Board of Trustees.


PORTFOLIO MANAGERS
--------------------------------------------------------------------------------


SCOTT SCHERMERHORN, a senior vice president of Colonial, has managed or co-managed the Fund since January, 2000. Mr. Schermerhorn has managed various other funds for Colonial since October, 1998. Prior to joining Colonial, Mr. Schermerhorn was the head of the value team at Federated Investors from May, 1996 to October, 1998, where he managed the American Leader Fund, Federated Stock Trust, Federated Stock and Bond Fund as well as other institutional accounts.


HARVEY B. HIRSCHHORN, CFA, a senior vice president of Colonial, has co-managed the Fund since August, 2000. Mr. Hirschhorn is an executive vice president and chief economist and investment strategist of Stein Roe & Farnham Incorporated (Stein Roe), an affiliate of Colonial, and has been affiliated with and has managed various other funds for Stein Roe since 1973.

FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the Fund's financial performance. Information is shown for the Fund's fiscal years since inception, which run from December 1 to November 30, unless otherwise indicated. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that you would have earned (or lost) on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been derived from the Fund's financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report, along with the Fund's financial statements, is included in the Fund's annual report. You can request a free annual report by calling 1-800-426-3750.

THE FUND
--------------------------------------------------------------------------------


                                                                                                             Period ended
                                                                        Year ended November 30,               November 30,
                                                                      2001                 2000                 1999 (a)
                                                                                          Class Z               Class Z
Net asset value --
Beginning of period ($)                                               25.49                22.87                 21.50
-----------------------------------------------------------------------------------------------------------------------------

INCOME FROM INVESTMENT OPERATIONS ($):

Net investment income(b)                                               0.36                 0.56                  0.37
-----------------------------------------------------------------------------------------------------------------------------
Net realized and unrealized gain
(loss) on investments and foreign currency                            (1.77)                4.21                  1.30
-----------------------------------------------------------------------------------------------------------------------------
Total from Investment Operations                                      (1.41)                4.77                  1.67
-----------------------------------------------------------------------------------------------------------------------------

LESS DISTRIBUTIONS DECLARED TO
SHAREHOLDERS ($):

From net investment income                                            (0.43)               (0.48)                (0.30)
-----------------------------------------------------------------------------------------------------------------------------
From net realized gains                                               (4.91)               (1.67)                   --
-----------------------------------------------------------------------------------------------------------------------------
Total Distributions Declared to Shareholders                          (5.34)               (2.15)                (0.30)
-----------------------------------------------------------------------------------------------------------------------------
Net asset value --
End of period ($)                                                     18.74                25.49                 22.87
-----------------------------------------------------------------------------------------------------------------------------
Total return(c) (%)                                                   (7.06)               22.57                  7.82(d)
-----------------------------------------------------------------------------------------------------------------------------

RATIOS TO AVERAGE NET ASSETS (%):

Expenses(e)                                                            0.94                 0.90                  0.97(f)
-----------------------------------------------------------------------------------------------------------------------------
Net investment income(e)                                               1.69                 2.38                  1.99(f)
-----------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate (%)                                              60                  102                    28
-----------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in 000's) ($)                                 32                  321                   524


(a) Class Z shares were initially offered on January 29, 1999. Per share amounts reflect activity from that date.

(b) Per share data was calculated using average shares outstanding during the period.


(c)   Total return at net asset value assuming all distributions reinvested.


(d)   Not annualized.


(e) The benefits derived from custody credits and directed brokerage arrangements, if applicable, had no impact.


(f)   Annualized.

APPENDIX A
--------------------------------------------------------------------------------


MORNINGSTAR CATEGORIES
--------------------------------------------------------------------------------



In an effort to distinguish funds by what they own, as well as by their prospectus objectives and styles, Morningstar, Inc. (Morningstar) developed the Morningstar categories. While the prospectus objective identifies a fund's investment goals based on the wording in the fund prospectus, the Morningstar category identifies funds based on their actual investment styles as measured by their underlying portfolio holdings (portfolio statistics and compositions over the past three years). Morningstar may change a fund's category assignment from time to time.



Morningstar places domestic equity funds in a category based on the style and size of the stocks they typically own. The style and size parameters are based on the divisions used in the investment style box: Value, Blend, or Growth style and Small, Middle, or Large median market capitalization (see "Morningstar Style Box" below for more details on style methodology). By reviewing their investment style over the past three years, Morningstar places domestic equity funds in one of the following nine categories: Large Growth, Large Blend, Large Value, Mid-Cap Growth, Mid-Cap Blend, Mid-Cap Value, Small Growth, Small Blend and Small Value. Morningstar also includes several other domestic equity categories, including: Specialty Health Care, Specialty Technology, Specialty Utilities, Specialty Communications, Specialty Financials, Specialty Real Estate, Specialty Natural Resources, Convertible Bond and Domestic Hybrid.



SPECIALTY UTILITIES The Specialty Utilities category contains those funds that seek capital appreciation by investing primarily in equity securities of public utilities including electric, gas and telephone-service providers. This group includes funds that invest primarily in global communications.



MORNINGSTAR STYLE BOX
--------------------------------------------------------------------------------



The style box is a snapshot in time. It identifies the fund's investment style as of a particular date. The Morningstar category is based on style box information from the trailing 36 months. It provides a general picture of the fund's investment style over the past three years.



The Morningstar equity style box is a nine-box matrix that displays both the fund's investment methodology and the size of the companies in which it invests. Set forth below is the nine-box matrix.



       VALUE      BLEND        GROWTH
       -----      -----        ------
   ----------------------------------------
   1              2            3                    LARGE

   ----------------------------------------
   4              5            6                    MID-CAP

   ----------------------------------------
   7              8            9                    SMALL

   ----------------------------------------

The equity style box for domestic stock funds comprises two components: MARKET CAPITALIZATION on the vertical axis and VALUATION on the horizontal axis.



Market Capitalization: Morningstar ties market cap to the relative movements of the market. The top 5% of the 5000 largest domestic stocks in Morningstar's equity database are classified as large-cap, the next 15% of the 5000 are mid-cap, and the remaining 80% (as well as companies that fall outside the largest 5000) are small-cap.



Morningstar then determines a fund's market cap by ranking the stocks in a fund's portfolio from the largest market-capitalized stock to the smallest, and then calculating the average weighted market capitalization of the stocks in the middle quintile (middle 40th percentile to 60th percentile) of the portfolio. After a fund's market cap has been determined, Morningstar places the fund in the large-cap, mid-cap or small-cap group noted above.



Valuation: Morningstar categorizes funds by comparing the stocks in their portfolios with the most relevant of the three market cap groups. Specifically, each stock in Morningstar's equities database receives a price-to-earnings (P/E) score and a price-to-book (P/B) score. This is derived by dividing each stock's P/E and P/B by the asset-weighted median P/E and asset-weighted median P/B, respectively, of the stock's market cap group. For example, to calculate the asset-weighted median P/E, Morningstar first ranks the P/E ratios of the stocks in each market-cap group from highest to lowest, then counts down by their market caps until it reaches the 50th percentile of that market-cap group. The P/E ratio attached to that stock is the asset-weighted median P/E. Morningstar does the same to find the asset-weighted median P/B. Next, Morningstar calculates the P/E style box score and the P/B style box score for each fund by ranking the stocks in a fund's portfolio by their P/E scores and P/B scores, respectively, and then calculating an average weighted P/E score and an average weighted P/B score from the stocks in the middle quintile of each fund's portfolio. These average weighted scores are the P/E style box score and the P/B style box score of the fund's portfolio.



For each measure, 1.00 represents the market-cap group average. If the fund has a P/E style box score + P/B style box score that exceeds 2.25, the fund is categorized as growth. If the combined score falls below 1.75, the fund is categorized as value. Finally, if the score is between 1.75 and 2.25, the fund is categorized as blend.

NOTES
--------------------------------------------------------------------------------

FOR MORE INFORMATION
--------------------------------------------------------------------------------


Additional information about the Fund's investments is available in the Fund's semi-annual and annual reports to shareholders. The annual report contains a discussion of the market conditions and investment strategies that significantly affected the Fund's performance over its last fiscal year.


You may wish to read the Statement of Additional Information for more information on the Fund and the securities in which it invests. The Statement of Additional Information is incorporated into this prospectus by reference, which means that it is considered to be part of this prospectus.

You can get free copies of reports and the Statement of Additional Information, request other information and discuss your questions about the Fund by writing or calling the Fund's distributor at:

Liberty Funds Distributor, Inc.
One Financial Center
Boston, MA 02111-2621
1-800-426-3750
www.libertyfunds.com

Text-only versions of all Fund documents can be viewed online or downloaded from the EDGAR database on the Securities and Exchange Commission internet site at www.sec.gov.

You can review and copy information about the Fund by visiting the following location and you can obtain copies, upon payment of a duplicating fee by electronic request at the E-mail address publicinfo@sec.gov or by writing or calling the:

Public Reference Room
Securities and Exchange Commission
Washington, DC 20549-0102

Information on the operation of the Public Reference Room may be obtained by calling 1-202-942-8090.

INVESTMENT COMPANY ACT FILE NUMBER:

Liberty Funds Trust IV: 811-2865


- -     Liberty Utilities Fund